Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Memry Corporation Third Fiscal Quarter Revenue Up

13% To $8.5 Mil. Q3 Net Income $277,000 or EPS $0.01

Company Lowers Financial Projections For Upcoming Quarters Due to Cuts in Orders

Bethel, CT, May 1, 2003 — Memry Corporation (AMEX: MRY) reported today that revenue in the third fiscal quarter ended March 31, 2003 rose 13% to $8.5 million compared with $7.5 million reported in the comparable quarter a year earlier. Net income was $277,000 or $0.01 per diluted share compared with net income of $243,000 or $0.01 earnings per diluted share in the comparable period last year. Income before income taxes was $443,000 compared with $235,000 in the third fiscal quarter of last year.

For the nine months ended March 31, 2003, revenue rose 13% to $26.8 million from $23.7 million in the comparable nine months a year earlier. Net income increased by $6.1 million to $8.8 million or $0.34 per diluted share compared with net income of $2.7 million or $0.11 earnings per diluted share in the comparable period last year. Excluding the one-time increase in earnings resulting from the recognition of the $7,022,000 deferred tax asset (as previously announced), net income for the nine months was $1.8 million or $0.07 per diluted share.

Shipments of tube-based medical stent components increased during the quarter along with shipments of other medical device components, products used in minimally invasive surgery and guidewire applications. This was offset by a dramatic decrease in shipments of wire-based medical stent components as well as lesser decreases in shipments of arch wire, high pressure sealing plugs and semi-finished materials.

Manufacturing costs rose 20% for the quarter to $5.7 million. The increase reflected not only the revenue increase but also a shift in product mix including a smaller percentage of high margin superelastic tube and the absorption effect of the wire-based stent shipment reductions. As a result, gross margins decreased to 32% from 36% in the third fiscal quarter of 2002.

James Binch, chairman and CEO of Memry said, “We announced in late March that our largest customer has cut back significantly on orders for AAA stent components, the largest segment of our business. This unexpected reversal of previous orders had a negative impact on the third fiscal quarter and will have a further negative impact on our revenue and earnings in the fourth fiscal quarter that ends June 30, 2003 as well as for fiscal year 2004. Both the quarter and fiscal year 2003 will be well below our previous expectations. Although our non-AAA stent component revenue has grown from approximately $18 million in FY 2001 to an estimated $22 million in FY 2003, that will not be sufficient to compensate for the decline in the AAA stent component business in terms of earlier projections for the full FY 2003.”

-more-

Memry Corporation

Memry’s Senior Vice President for Finance and Administration and CFO Robert P. Belcher said, “As a result of the reduced orders, it now appears as if our revenue growth for fiscal year 2003 will be in the range of 4% to 6% for the fiscal year that ends June 30, 2003. We still expect to be profitable for the year although at a substantially lower rate than we originally thought. On the plus side, our balance sheet is healthier than ever. Our current ratio reflects excellent improvement in current assets including growth in working capital and a decrease in current liabilities. This provides us with important financial strength and flexibility going forward.”

Memry Corporation provides design, engineering, development and manufacturing services to the medical device and other industries using the company’s proprietary shape memory alloy technologies. Medical device products include stent components, catheter components, guidewires, laparoscopic surgical sub-assemblies and orthopedic instruments. The company’s commercial and industrial businesses produce semi-finished materials and components.

The company will host a conference call to discuss third quarter results on Friday May 2nd at 11:00 a.m. Eastern. To participate in the call, dial (800) 348-6338 any time after 10:55 a.m. on May 2. International callers should dial (706) 634-1215.

An investment profile on Memry may be found at www.hawkassociates.com/memry/profile.htm

For more information contact Memry Senior Vice President for Finance and Administration and CFO Robert P. Belcher at (203) 739-1100. E-mail: Robert_Belcher@memry.com or Frank Hawkins or Julie Marshall, Hawk Associates, Inc. at (305) 852-2383. Email: info@hawkassociates.com. Detailed information about Memry Corporation can be found on the website www.memry.com. Copies of Memry Corporation press releases, SEC filings, current price quotes, stock charts and other valuable information for investors may be found on the website: www.hawkassociates.com

This release contains certain forward-looking statements which involve known and unknown risks, uncertainties or other factors not under the company’s control which may cause actual results, performance or achievements of the company to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those detailed in the company’s periodic filings with the Securities and Exchange Commission.

Memry Corporation & Subsidiaries

Consolidated Statements of Income

For the Three Months Ended March 31, 2003 and 2002

(Unaudited)

	2003	2002
Revenues
Product Sales	$8,251,000	$7,283,000
Research and development	209,000	236,000

	8,460,000	7,519,000

Cost of Revenues
Manufacturing	5,567,000	4,562,000
Research and development	167,000	226,000

	5,734,000	4,788,000

Gross profit	2,726,000	2,731,000

Operating Expenses
General, selling and administration	2,182,000	2,389,000
Depreciation and amortization	87,000	78,000

	2,269,000	2,467,000

Operating Income	457,000	264,000

Other income (expense)
Interest expense	(30,000)	(35,000)
Interest income	16,000	6,000

	(14,000)	(29,000)

Income before income taxes	443,000	235,000

Provision (benefit) for income taxes	166,000	(8,000)

Net Income	$277,000	$243,000

Basic Earnings Per Share:	$0.01	$0.01
Diluted Earnings Per Share:	$0.01	$0.01

Memry Corporation & Subsidiaries

Consolidated Statements of Income

For the Nine Months Ended March 31, 2003 and 2002

(Unaudited)

	2003	2002
Revenues
Product Sales	$26,158,000	$22,945,000
Research and development	594,000	772,000

	26,752,000	23,717,000

Cost of Revenues
Manufacturing	17,241,000	12,436,000
Research and development	371,000	496,000

	17,612,000	12,932,000

Gross profit	9,140,000	10,785,000

Operating Expenses
General, selling and administration	6,806,000	7,413,000
Depreciation and amortization	242,000	242,000
Gain on disposal of assets	(12,000)	—

	7,036,000	7,655,000

Operating Income	2,104,000	3,130,000

Other income (expense)
Interest expense	(98,000)	(125,000)
Interest income	44,000	20,000

	(54,000)	(105,000)

Income before income taxes	2,050,000	3,025,000

Provision (benefit) for income taxes	(6,742,000)	284,000

Net Income	$8,792,000	$2,741,000

Basic Earnings Per Share:	$0.35	$0.11
Diluted Earnings Per Share:	$0.34	$0.11

Memry Corporation & Subsidiaries

Consolidated Balance Sheets

	March 31, 2003	June 30, 2002
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$5,361,000	$2,951,000
Accounts receivable, less allowance for doubtful accounts	5,340,000	5,883,000
Inventories	3,420,000	4,296,000
Prepaid expenses and other current assets	84,000	25,000
Income tax receivable	66,000	—
Deferred tax asset	1,279,000	—

Total current assets	15,550,000	13,155,000

Property, Plant, and Equipment	13,524,000	12,406,000
Less accumulated depreciation	(7,399,000)	(6,068,000)

	6,125,000	6,338,000

Other Assets
Patents and patent rights, less accumulated amortization	1,100,000	1,200,000
Goodwill	1,038,000	1,038,000
Deferred financing costs, less accumulated amortization	9,000	19,000
Note receivable – related party	110,000	110,000
Deferred tax asset	5,598,000	—
Deposits and other	243,000	328,000

	8,098,000	2,695,000

	$29,773,000	$22,188,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$713,000	$440,000
Accrued expenses	1,815,000	3,106,000
Notes payable	569,000	716,000
Current maturities of capital lease obligations	2,000	5,000
Income tax payable	—	9,000

Total current liabilities	3,099,000	4,276,000

Notes Payable, less current maturities	1,112,000	1,292,000

Stockholders’ Equity
Common stock	255,000	253,000
Additional paid-in capital	48,856,000	48,708,000
Accumulated deficit	(23,549,000)	(32,341,000)

Total stockholders’ equity	25,562,000	16,620,000

	$29,773,000	$22,188,000